UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN FUND LTD
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
ROBERT H. DANIELS
LYNN D. SCHULTZ

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2012 annual meeting of stockholders (the “Annual Meeting”) of Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 4, 2012, Western Investment delivered the following letter to stockholders of the Fund:

ATTENTION FUND STOCKHOLDERS --
YOUR BOARD HAS CHOSEN TO MAXIMIZE FEES FOR MANAGEMENT’S BENEFIT RATHER THAN RETURNS FOR STOCKHOLDERS

Dear Fellow Stockholder:

We are a significant stockholder of Macquarie Global Infrastructure Total Return Fund Inc. (the “Fund”), owning approximately 9.9% of the Fund’s outstanding shares.  We are seeking your support on the GOLD proxy card FOR the election of our INDEPENDENT director nominee to the Fund’s Board of Directors, and FOR a stockholder proposal to eliminate the Fund’s undemocratic majority voting standard in director elections.

We believe Fund stockholders need an independent voice on the Board, one that is focused on protecting stockholders’ investment in the Fund and taking action that will lead to maximum value for investors, not fees for management.  You should be aware that under the incumbent Board and management:

•
The Fund’s long-term share price performance has been sub-par.  Since its initial public offering in 2005, the price of the Fund’s stock has decreased by 28%, from $25.00 to $18.45 as of March 30, 2012.  A purchase of shares in the Fund’s IPO would have resulted in an annualized return of 3.64% as of March 30, 2012.  Over the same time period, a comparable investment in Cohen & Steers Infrastructure Fund (NYSE: UTF) would have earned an annualized return of 6.47% and the S&P Global Infrastructure Index grew at an annual rate of 5.84%.1

•
Stockholders cannot receive full value for their shares due to the Fund’s persistent and significant discount to per share net asset value, or NAV.  Since inception, the Fund’s discount has averaged 12.2% and has been as high as 32.1%, frequently placing it in the bottom 5% of all closed-end funds in terms of discount to NAV.2  With a 32.1% discount to per share NAV, a sale of the Fund’s shares would have resulted in the loss of nearly one-third of the net asset value attributed to each share.

•
The Fund’s investment manager has been continuously rewarded with generous fees.  We believe the Fund’s investment manager is being over-compensated for under-performance.  In our opinion it is possible for the Fund to engage an investment manager who will prove more adept at managing the assets of the Fund.  We believe the Board owes it to stockholders to search for a more successful investment manager, one who will provide high-quality performance.  If our director nominee is elected, he would propose that the Board consider replacing the Fund’s current investment manager with a highly skilled investment manager.

1 All returns were calculated in Bloomberg with weekly reinvestment and assuming an initial investment price for the Fund at $25.00 starting August 26, 2005, the Fund’s first week of trading.

2 The number of funds used in this comparison was based on all closed-end funds as disclosed in The Wall Street Journal, excluding closed-end funds that are not publicly traded or do not provide regularly updated net asset values.

WESTERN INVESTMENT IS SEEKING TO INCREASE VALUE FOR ALL STOCKHOLDERS.

We are investors specializing in investing in closed-end funds and have proven over many years to be ethical activist investors for all stockholders.  We have taken a stance in connection with 36 closed-end funds since 2004, with all activism situations resulting in significant pro-stockholder action by the issuer.  We are proud of our public record, and proud of the role we have played in creating value for stockholders.  Every situation Western Investment has settled has benefitted all stockholders equally -- the opportunity to sell shares at a lower discount.

It is also important that the Board always continue working for the benefit of stockholders; a one-time action will not protect stockholders forever.  We believe stockholders are best served by a board that is committed to maximizing value for stockholders at all times, which is why we encourage you to vote for our independent director nominee.

WE HAVE NO FAITH IN THIS BOARD’S COMMITMENT TO MAXIMIZING VALUE FOR ALL STOCKHOLDERS.

We believe the incumbent Board is biased in favor of the Fund’s investment manager over stockholders.  In our opinion, the Board’s inactivity benefits the Fund’s investment manager by preserving its fees and comes at a great price to stockholders, who must suffer through sub-par performance and a continued significant discount to NAV, which has averaged more than 12%.  By electing our independent director nominee, you will be sending a message to the Board that stockholders are no longer content with the status-quo.  It is our hope that his election will finally spur this Board to commit to the continued action necessary to maximize value for stockholders.

OPTIONS TO REDUCE THE NAV DISCOUNT ARE AVAILABLE IN THE FORM OF TENDER OFFERS AND OPEN-MARKET SHARE REPURCHASES.

If stockholders need to sell shares while they are trading at a significant discount to NAV, those selling stockholders are forced to leave behind a substantial portion of the value underlying their investment at the time of sale.  Any time a stockholder chooses to sell his or her ownership of a closed-end fund at a discount to NAV, that stockholder is harmed no matter what the fund’s discount was at the time the stockholder invested in that fund.  The Fund recognizes this and has assured investors that “[t]he Board may consider from time to time engaging in open market repurchases, tender offers for [Shares] or other programs intended to reduce the discount.”  To date we are not aware of the Fund having ever purchased a single share in the open market.  Why has the Board chosen to ignore its assurances?

ACCRETIVE SHARE REPURCHASES WOULD HAVE INCREASED THE FUND’S NAV AND EARNINGS PER SHARE.

On April 12, 2012, your Fund’s NAV was $20.64.  If the Board had instituted a plan to repurchase just 10% of the trading volume of the Fund’s shares whenever the NAV discount was greater than 5%, by our calculation the Fund’s NAV would be approximately 25% higher.  Additionally, as a result of income earned on the higher NAV, we estimate that the Fund’s yearly EPS would actually increase after expenses by $0.08 per share.3

3 For purposes of our calculations, we assumed the Fund would earn 6% on its NAV accretion.

ACCRETIVE SHARE REPURCHASES ARE AN EFFECTIVE WAY TO REDUCE THE DISCOUNT.

Like your Fund, certain Putnam closed-end funds were also plagued by persistent significant discounts to NAV.  In response, Putnam agreed to commit to share repurchases to decrease the NAV discount.  According to a press release published by Putnam and currently posted at www.fixmyfund.com, fund returns were increased by as much as 24% through repurchases.  All Putnam funds currently trade at modest discounts or even premiums.

VOTE FOR PROPOSAL 2 -- RECOMMENDING THE UNDEMOCRATIC MAJORITY VOTING STANDARD BE ELIMINATED -- SO THE BOARD WILL NO LONGER BE PROTECTED BY UNDEMOCRATIC ELECTION RULES.

While stockholders are forced to endure poor performance, held hostage by the Fund’s excessive NAV discount, the Board remains safely entrenched, protected by its undemocratic corporate governance provisions.  It is time the Fund eliminated these corporate governance provisions, including its classified board and majority voting standard in director elections, as detailed in Proposal 2.

The Fund’s classified board structure provides directors with three year terms, ensuring the annual election of only a fraction of the Board, making it much harder and more time consuming for stockholders to replace an ineffective board.  In addition, the Fund’s current Bylaws, which only the Board can change, provide that the election of a director requires the affirmative vote of an absolute majority of all shares outstanding (i.e. a “majority vote”), not just those present or voting by proxy.  In contested elections, this voting participation level is virtually impossible to reach in closed-end funds.  We believe this undemocratic rule was designed to allow incumbents to stay in office even if they lose.

For example, suppose 45% of the Fund’s stockholders vote for a challenger, 30% vote for an incumbent and 25% don’t return their proxies.  The result is that no one has been elected, which means that the (defeated) incumbent can “hold over”, staying on the Board because no successor was chosen by over 50% of all outstanding shares.  This discourages potential challengers, who know that they can be denied victory even if they win 60% or more of all ballots cast.  This unfair and undemocratic rule could produce a corporate election outcome that disregards the will of stockholders.

There is a better way.  The corporate governance guidelines of the Council of Institutional Investors (a nonprofit association representing pension funds and charities that together hold assets over $3 trillion) provide that: “In contested elections, plurality voting should apply.”  RiskMetrics Group/ISS and Glass, Lewis & Co., two leading proxy advisory firms, agree: a plurality vote standard should be used when there are more candidates than board seats.  And since RiskMetrics/ISS is the firm that the Fund’s own investment manager has hired to provide proxy voting recommendations for the companies in the Fund’s portfolio, it is time for the Fund to bring its own procedures in line with the recommendations of the corporate governance experts.  Directors who respond to stockholder concerns do not need undemocratic protections, and the Fund should uphold for itself the same governance standards it applies to the companies in which it invests.

THE TIME FOR NEW MANAGEMENT IS NOW!

We believe the Fund and its stockholders would benefit from a new investment manager.  We believe stockholders have been paying for performance that has been sub-par over both the short- and long-term. The Board owes it to stockholders to find a more successful investment manager.

STOCKHOLDERS NEED A BOARD COMMITTED TO MAXIMIZING VALUE FOR INVESTORS, NOT FEES FOR MANAGEMENT.

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given on the following page.  Thank you for your support.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson
Managing Member,
Western Investment LLC

If you have any questions or need assistance voting your Shares, please call:
InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Stockholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Western Investment LLC via email at
info@fixmyfund.com